Exhibit 23.1
DAVIS ACCOUNTING GROUP, P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808 • FAX (435) 865-2821

Mr. Clifford Belgica, Director and President
Ultra Care, Inc.
999 - 3rd Avenue, Suite 3800
Seattle, WA 98104

Dear Mr. Belgica,

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation in the Registration Statement of Ultra Care, Inc. on Form SB-2 of our report on the financial statements of the Company as its registered independent auditors dated October 26, 2007, as of and for the period ended July 31, 2007. We further consent to the reference to us in the section on Experts.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
November 7, 2007.